Exhibit 10.18

MASTER CONSULTING SERVICES AGREEMENT

This Master Consulting Services Agreement (this “Agreement”), dated May 3, 2016 and effective as of January 1, 2016 (the “Effective Date”), by and between Ichor Systems (the “Company”) and Francisco Partners Consulting, LLC, a Delaware limited liability company (“FPC”). This Agreement supersedes all prior agreements between the Company and FPC.

RECITALS

WHEREAS, the Company wishes to engage FPC for various consulting services based on the terms set forth herein; and

WHEREAS, FPC is in the business of providing, and wishes to provide, such services.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, the parties agree as follows:

1.	Services.

1.1       Services. FPC shall perform, or cause to be performed, the following operational consulting services (the “Services”) for the Company or its Affiliates, which may include the following, without limitation.

1.1.1	Executive operational consulting

•	Executive coaching

•	Organization structure optimization

•	Financial performance assessment

•	Executive scorecards

•	Business line margin and performance review

•	Executive training, networking and conferences

1.1.2	Human capital management consulting

•	Leadership assessment

•	Executive search liaison

•	Domestic and international organization restructuring support

•	HR best practices

•	Employee testing and ranking

•	Insurance and benefits review

•	Employee satisfaction testing

1.1.3	Procurement and supply chain optimization

•	Vendor and supplier review

•	Procurement best practices

•	Group-based volume procurement

1.1.4	Sales and marketing consulting

•	Branding support

•	Price optimization

•	Lead generation

•	Coverage assessment/channel review

•	Recruiting and on-boarding

•	Solution sales training

•	Demo process improvement

•	Deal desk process implementation

1.1.5	Research and development consulting

•	Product management

•	Architecture and code assessment

•	Produce usability enhancement

•	Development procedure review

1.1.6	Professional services consulting

•	On-time delivery procedures

•	Utilization, rate and wage analytics

•	Escalation and rate analytics

•	Customer satisfaction surveys

•	Contract length review

“Affiliate” of an entity means any other entity (whether domestic or foreign) which, directly or indirectly, controls, is controlled by or is under common control with such entity, where control means the ability to direct the affairs of an entity through ownership of voting interest, contract rights or otherwise.

1.2       Changes in Scope or Additional Services. Company may request that FPC perform additional services for Company. Within a reasonable period (not to exceed fifteen (15) business days) after receiving such a request from Company, FPC shall prepare and submit a written proposal that: (i) defines and describes how FPC would fulfill or satisfy such request, and describes any additional services to be provided by FPC in reasonable detail; (ii) sets forth pricing and specifications anticipated by FPC in connection with fulfilling such request; and (iii) sets forth any other information FPC considers appropriate for inclusion. No additional services shall be binding upon Company or FPC unless executed and delivered by an authorized signatory of such party. A “business day” means any week day other than a day designated as a holiday.

1.3       Personnel. FPC shall staff its project team with qualified professionals. FPC shall maintain staffing levels as necessary to properly perform FPC’s obligations under this Agreement. FPC may utilize subcontractors in the performance of the Services; however, if Company determines that the performance or conduct of any subcontractor is unsatisfactory, Company may notify FPC of its determination in writing, indicating the reasons therefor, in which event FPC shall promptly take all necessary actions to remedy the performance or conduct of such subcontractor and, if so requested by the Company, to replace such subcontractor.

1.4       Project Management. The Company and FPC shall consult with each other with regard to project management and decision making related to the Services.

2.	Price and Payments

2.1       Total Fee. The total consideration payable to FPC in consideration of the Services to be performed under this Agreement is $500,000 (the “Service Fee”). Company shall reimburse FPC for reasonable out of pocket expenses incurred by FPC in providing Services including, without limitation, costs of travel.

2.2       Invoicing and Payment. FPC shall invoice the Company on May 15, 2016 for 50% of the Service Fee and August 15, 2016 for 50% of the Service Fee. FPC shall invoice the Company quarterly in arrears for expense reimbursements permitted hereunder. Each expense reimbursement invoice rendered by FPC shall include a reasonably detailed summary of the expenses reflected therein. The Company shall promptly pay each invoice issued by FPC hereunder within fifteen (15) calendar days after its receipt.

2.3       Discretionary Refund. Prior to the end of the Term, FPC may, in its sole discretion, refund a portion of fees received hereunder to the Company. Such refund is intended to ensure FPC’s aggregate revenue meets the costs associated with providing services.

2.4       Taxes. The Company shall pay any and all applicable taxes, however designated, incurred as a result of or otherwise in connection with this Agreement or the Services, excluding taxes based upon or measured by the net income of FPC.

3.     Work Product and Proprietary Materials. All work product and general knowledge owned by FPC or created or acquired thereafter (collectively, “FPC Work Product”), shall continue to be owned exclusively by FPC and Company shall not have any rights thereto except as provided herein. To the extent any FPC Work Product is used or embodied in the performance of the Services or otherwise delivered to Company hereunder, FPC grants Company and its Affiliates a worldwide, perpetual, non- transferable, royalty-free license to use such FPC Work Product for Company’s internal purposes during the Term of this Agreement.

4.	Confidential Information.

4.1       Protection of Confidential Information. During the Term and except as permitted herein, neither party shall disclose to any non-Affiliated third party, and each party shall keep strictly confidential, all Confidential Information of the other party. Each party receiving any such Confidential Information of the other (a “Receiving Party”) may, however, disclose any portion of the Confidential Information of the other party (the “Disclosing Party”) to such officers, directors, partners, principals, employees, affiliates (but only to the extent such affiliates receive confidential information), advisors (including legal advisors, consultants, accountants and financial advisors), and authorized independent contractors or agents (collectively, “Representatives”) of the Receiving Party as are engaged to assist in providing the Services contemplated by this Agreement and have a need to know such portion, provided that Representatives: (i) are directed to treat such Confidential Information confidentially and not to use such Confidential Information other than as permitted by hereby, and (ii) are subject to a fiduciary, contractual or other duty to maintain the confidentiality thereof. The Receiving Party shall be responsible for any improper use or disclosure of any of the Disclosing Party’s Confidential Information by any of the Receiving Party’s Representatives.

4.2       Definition. “Confidential Information” means information, whether provided or retained in writing, verbally, by electronic or other data transmission or in any other form or media whatsoever or obtained through on-site visits at Company or FPC facilities that is confidential, proprietary or otherwise not generally available to the public including, without limitation, trade secrets, marketing and sales information, product information, technical information and technology, Company and FPC information, information about trade techniques and other processes and procedures, financial information and business information, plans and prospects.

4.3       Exceptions. The obligations of this Article 4 shall not apply to: (i) any Confidential Information for a period longer than it is legally permissible to restrict disclosure of that item of Confidential Information; or (ii) any Confidential Information that the Receiving Party can demonstrate was:

4.3.1    at the time of disclosure to such Receiving Party, in the public domain, or after disclosure to such party, published or otherwise entered the public domain through no breach of this Agreement by the Receiving Party or its Representatives;

4.3.2    in the possession of the Receiving Party at the time of disclosure to it, if such Receiving Party was not then under a contractual, legal or fiduciary obligation of confidentiality with respect thereto;

4.3.3    received after disclosure to the Receiving Party from a third party who, to the knowledge of the Receiving Party, had a lawful right (without any contractual, legal or fiduciary non-disclosure restrictions) to disclose such Confidential Information to the Receiving Party; or

4.3.4    independently developed by or for the Receiving Party, without reference to Confidential Information of the Disclosing Party.

4.4       Required Disclosure. Either party may disclose Confidential Information of the other to the extent required by law or by order of a court or governmental agency; provided, however, that, except to the extent prohibited by law or pursuant to an ordinary course examination by a regulator, bank examiner or self-regulatory organization, not specifically directed at the Disclosing Party or the Confidential Information, the Receiving Party shall give the Disclosing Party (as the owner of such Confidential Information) prompt notice, and shall use its reasonable efforts to cooperate with the Disclosing Party (at its cost), if the Disclosing Party wishes to obtain a protective order or otherwise protect its rights and interests in and to such Confidential Information and the confidentiality thereof.

4.5       Notification. In the event of any improper disclosure or loss of Confidential Information, the Receiving Party shall immediately notify the Disclosing Party.

4.6       Injunctive Relief. Each party acknowledges that any breach of any provision of this Article 4 by either party, or its Representatives, may cause immediate and irreparable injury to the non-breaching party, and in the event of such breach, the injured party shall be entitled to seek injunctive relief in addition to any and all other remedies available at law or in equity.

4.7       Return of Confidential Information. Unless a Receiving Party is expressly authorized by this Agreement to retain the Disclosing Party’s Confidential Information, the Receiving Party shall promptly return or use commercially reasonable efforts to destroy, at the Disclosing Party’s option, the Disclosing Party’s Confidential Information, and any notes, reports or other information incorporating or derived from such Confidential Information, and all copies thereof, as reasonably as practicable after the Disclosing Party’s written request, and shall confirm such return or destruction to the Disclosing Party; provided, the Receiving Party and its Representatives may retain Confidential Information in accordance with (i) applicable law, rule and regulation and (ii) the Receiving Party and its Representatives’ respective bona fide document retention and disaster recovery policies and procedures.

5.	Warranties and Remedies

5.1       Warranties. FPC represents and warrants to Company that FPC has the right and authority to enter into and perform this Agreement, including, without limitation, to grant the rights and licenses provided for in this Agreement and provide the Services. The Services will be performed in a timely, competent and professional manner, and in accordance with all of the requirements of this Agreement.

5.2       Disclaimer of Warranties. THE FOREGOING CONSTITUTES AND EXPRESSES THE ENTIRE STATEMENT OF THE PARTIES WITH RESPECT TO WARRANTIES. FPC AND COMPANY DISCLAIM ALL OTHER WARRANTIES WITH RESPECT TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.3       Limitation of Liability. Neither FPC nor its Representatives shall be liable to the Company or any of its Affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of Services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from gross negligence or willful misconduct on the part of FPC or its Representatives acting within the scope of such person’s employment or authority. Except as FPC may otherwise agree in writing after the date hereof (i) FPC and its Representatives shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly do business with any client or customer of any of the Company or any of its Affiliates, (ii) neither FPC nor its Representatives shall be liable to the Company or any of its Affiliates for breach of any duty (contractual or otherwise) by reason of any such activities of or of such person’s participation therein, and (iii) in the event that FPC or its Representatives acquire knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of its Affiliates, on the one hand, and FPC or its Representatives, on the other hand, or any other person, FPC and its Representatives shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its Affiliates and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or any of its Affiliates for breach of any duty (contractual or otherwise) by reasons of the fact that the FPC or its Representatives directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company or any of its Affiliates. In no event will any of the parties hereto be liable to any other party hereto for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) other than the Claims (as defined in Section 7) relating to the Services to be provided hereunder.

6.	Dispute Resolution

6.1       Dispute Resolution Procedure. Any dispute between the parties as to either the interpretation of any provision of this Agreement or the performance by FPC or Company hereunder shall be resolved as specified in this Section 6.1.

a.     Upon the written request of either party, each of the parties shall appoint a designated representative who, in the case of Company, shall be a Vice President (or more senior corporate officer), to meet for the purpose of endeavoring to resolve such dispute.

b.     Such representatives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute promptly and without the necessity of any formal proceeding relating thereto.

c.     If any dispute arises between the parties, and the disputed matter has not been resolved by the designated representatives within fifteen (15) business days after such dispute has come to their attention, or such longer period as agreed to in writing by the parties, each party shall, subject to Section 9.8, have the right to commence any legal proceeding as permitted by law.

6.2       Agreements in Writing. No agreement achieved under this dispute resolution process shall be binding on either party unless set forth in a writing executed by the parties hereto.

6.3       No Termination or Suspension of Services. Notwithstanding anything to the contrary contained herein, and even if any dispute arises between the parties, in no event shall FPC interrupt or delay the provision of Services to the Company, or perform any other action that prevents, slows down, or reduces in any way the provision of Services or the Company’s ability to conduct its business, unless: (i) authority to do so is granted by the Company in writing or conferred by a court of competent jurisdiction; or (ii) this Agreement has been terminated pursuant to Article 8 (and then FPC may take any such action only if and to the extent permitted thereby).

6.4       Injunctive relief. Neither party shall be obligated to follow the procedures set forth in Section 6.1 in order to seek injunctive relief for violations of Article 3 or Article 4.

7.     Indemnification. The Company shall defend, indemnify and hold harmless FPC and its Representatives (collectively, the “Indemnitees”) from and against any and all loss, liability, damage or expenses arising from any claim by any person with respect to, or in any way related to, the performance of Services contemplated by this Agreement (including attorneys’ fees) (collectively, “Claims”) resulting from any act or omission of any of the Indemnitees, other than for Claims which have been proven to be the direct result of gross negligence or willful misconduct by an Indemnitee. The Company shall defend at its own cost and expense any and all suits or actions (just or unjust) which may be brought against the Company or any of its Affiliates or any of the Indemnitees or in which any of the Indemnitees may be impleaded with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance hereof by any of the Indemnitees, except that if such damage shall be proven to be the direct result of gross negligence or willful misconduct by an Indemnitee, then FPC shall reimburse the Company for the costs of defense and other costs incurred by the Company.

8.	Term and Termination

8.1       Term. The term (“Term”) of this Agreement shall commence on the Effective Date and continue until December 31, 2016.

8.2       Termination.

8.2.1    Automatic. This Agreement shall be automatically terminated upon the sale of the Company to one or more independent third parties, pursuant to which such party or parties acquire (i) share capital of the Company possessing the voting power to elect a majority in voting power of the Company’s Board of Directors (whether by merger, consolidation or issuance, sale or transfer of the Company’s share capital) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.

8.2.2    By the Company. The Company may terminate this Agreement by written notice to FPC if FPC becomes insolvent or subject to any proceeding under the federal bankruptcy laws or other similar laws for the protection of creditors.

8.2.3    By FPC. FPC may terminate this Agreement if Company has failed to make a payment due under Article 2, following notice and fifteen (15) additional calendar days following such notice; provided that such payment is not subject to a good faith dispute.

8.3       Effects of Termination.

8.3.1    Remedies. Termination shall not constitute a party’s exclusive remedy for any default, and neither party shall be deemed to have waived any of its rights accruing hereunder prior to such default. If either party terminates this Agreement as a result of a claimed default by the other party, and such other party does not agree that a default was committed, then such other party shall have the right to avail itself of all defenses and remedies available to it at law, in equity, by statute, or otherwise. In the event of termination pursuant to Sections 8.2.1 or 8.2.3, FPC shall have the right to invoice the Company for any out of pocket expenses not yet reimbursed, plus a portion of the Service Fee which corresponds to Services provided to the Company through the date of termination.

8.3.2    Transition. In the event of any expiration or termination, FPC shall cooperate reasonably in the orderly wind-down of the Services and/or transition to another provider, such cooperation to include reasonable continuity of personnel during the transition with those providing Services hereunder.

8.3.3    Survival. The obligations and rights of the parties pursuant Articles 3, 4, 5, 6, 7 and 9 and Sections 8.3.2 and 8.3.3 hereof shall survive any expiration or termination of this Agreement.

9.	Miscellaneous

9.1       Amendments. Except as otherwise expressly provided herein, this Agreement may not be modified, amended or altered in any way except by a written agreement signed by the parties hereto that states it is an amendment to this Agreement.

9.2       Assignment. Other than as permitted herein, FPC shall not assign this Agreement or delegate any of its duties, in whole or in part, without the prior written consent of Company (which consent shall not be unreasonably withheld). In no event shall the Company’s consent be construed as discharging or releasing FPC in any way from the performance of its obligations under this Agreement. Company may assign this Agreement or delegate its duties to an Affiliate, in whole or in part, without any consent of FPC. An assignee of either party authorized hereunder shall be bound by the terms of this Agreement and shall have all of the rights and obligations of the assigning party set forth in this Agreement. If any assignee refuses to be bound by all of the terms and obligations of this Agreement or if any assignment is made in breach of the terms of this Agreement, then such assignment shall be null and void and of no force or effect.

9.3       Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be deemed the same agreement.

9.4       Entire Agreement; Order of Precedence. This Agreement constitutes the complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof and supersedes all prior proposals, understandings, and agreements, whether oral or written, between the parties with respect to the subject matter hereof, including but not limited to any non-disclosure agreements previously entered into by and between the parties.

9.5       Expenses. Each party shall be responsible for, and shall pay, all expenses paid or incurred by it in connection with the planning, negotiation, and consummation of this Agreement.

9.6       Force Majeure. Neither party shall be liable for any failure or delay in performing its obligations under this Agreement, or for any loss or damage resulting therefrom, due to acts of God, the public enemy, terrorist activities, riots, fires, and similar causes beyond such party’s control. Each party shall notify the other in writing promptly of any failure or delay in, and the effect on, its performance.

9.7       Further Assurances. Company and FPC each agree to execute and deliver any appropriate instruments or documents to confirm the assignments and rights and licenses provided for herein and to enable the other to perfect the same by filing, registration or otherwise in any state, territory, or country, as may be reasonably requested and prepared by such other from time to time.

9.8       Governing Law; Currency; Language. This Agreement shall be governed by and interpreted in accordance with the internal substantive laws of the State of Delaware. The parties agree that all actions and proceedings arising out of or related to this Agreement shall be brought only in a state or federal court located in Delaware, and the parties hereby consent to such venue and to the jurisdiction of such courts over the subject matter of such proceeding and themselves. EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY DISPUTE OR LEGAL PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. All amounts stated herein and all fees determined hereunder are in United States Dollars, unless otherwise required by applicable law or agreed to by the parties. This Agreement and all proceedings hereunder shall be conducted in the English language: any translation of this Agreement into another language shall be for convenience only but shall not modify the meaning hereof in English.

9.9       Contract Interpretation.

9.9.1    Captions; Section Numbers. Section numbers and captions are provided for convenience of reference and do not constitute a part of this Agreement. Any references to a particular Section of this Agreement shall be deemed to include reference to any and all subsections thereof.

9.9.2    Neither Party Deemed Drafter. Despite the possibility that one party or its representatives may have prepared the initial draft of this Agreement or any provision thereof or played a greater role in the preparation of subsequent drafts, the parties agree that neither of them shall be deemed the drafter of this Agreement and that, in construing this Agreement, no provision hereof shall be construed in favor of one party on the ground that such provision was drafted by the other.

9.10     Independent Contractor. FPC is an independent contractor; nothing in this Agreement shall be construed to create a partnership, joint venture, or agency relationship between the parties. Each party is solely responsible for payment of all compensation owed to its employees and agents, as well as employment related taxes. Subject only to the terms of this Agreement, FPC shall have complete control of its agents and employees engaged in the Services. FPC shall ensure that neither it nor its agents or employees shall act or hold themselves out as agents or employees of Company.

9.11     Notice. Any notice or other document or communication required or permitted hereunder to the parties hereto will be deemed to have been duly given only if in writing and delivered by any of the following methods: (i) certified U.S. mail, return receipt requested, postage prepaid, to the address of the receiving party as set forth below or such other address as such party may dictate according to the notice provisions hereof (for notice being transmitted entirely within the United States); (ii) overnight courier service by Federal Express or other international courier of similar standing and reputation to the address of the receiving party as set forth below or such other address as such party may dictate according to the notice provisions hereof; (iii) hand delivery to the person specified below or any other person so designated according to the notice provisions hereof; or (iv) electronic mail or facsimile directed to the person specified below at the facsimile number listed below, or such other person, electronic mail address or facsimile number so designated according to the notice provisions hereof. Notices shall be deemed delivered when received by the party being notified.

If to FPC, all notices shall be addressed and delivered to:

Mike Kohlsdorf

Francisco Partners Consulting, LLC

One Letterman Drive

Building C, Suite 410

San Francisco, CA 94129

Kohlsdorf@franciscopartners.com

Phone: (415)418-2900

Fax: (415)418-2999

If to the Company, all notices shall be addressed and delivered to:

Ichor Systems, Inc.

Attn: Maurice Carson

3185 Laurelview Court

Fremont, CA 94538

9.12     Severability. If any provision of this Agreement is determined to be invalid or unenforceable, that provision shall be deemed stricken and the remainder of this Agreement shall continue in full force and effect insofar as it remains a workable instrument to accomplish the intent and purposes of the parties; the parties shall replace the severed provision with a provision that will come closest to reflecting the intention of the parties underlying the severed provision but that will be valid, legal, and enforceable.

9.13     Third Party Rights Excluded. This Agreement is an agreement between the parties hereto, and confers no rights upon any of their respective Representatives or upon any other person or entity.

9.14     Waivers. No purported waiver by any party of any default by any other party of any term or provision contained herein (whether by omission, delay or otherwise) shall be deemed to be a waiver of such term or provision unless the waiver is in writing and signed by the waiving party. No such waiver in any event shall be deemed a waiver of any subsequent default under the same or any other term or provision contained herein.

IN WITNESS WHEREOF, the parties have caused this Master Consulting Services Agreement to be executed and delivered by their respective, duty authorized representatives.

Francisco Partners Consulting, LLC		Ichor Systems

By:	/s/ Mike Kohlsdorf	By:	/s/ Maurice Carson

Its:	Operating Partner	Its:	President and CFO